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Exhibit 99

EME Homer City Generation, L.P.
1750 Power Plant Road
Homer City, Pennsylvania 15748

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        This will confirm that EME Homer City Generation L.P. (the "Partnership") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Partnership's financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ KEVIN M. SMITH Kevin M. Smith Vice President, Treasurer and Director

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  Exhibit 99